Exhibit 5.1

April 26, 2016

Electro-Sensors, Inc.

6111 Blue Circle Drive

Minnetonka, Minnesota 55343-9108

Re:	Opinion of Counsel as to Legality of 600,000 shares of Common Stock to be registered under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 600,000 shares of Common Stock, $0.10 par value per share, of Electro-Sensors, Inc., (the “Company”) offered to employees, directors and consultants of the Company or its subsidiaries pursuant to the Electro-Sensors, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 600,000 shares of Common Stock to be offered to employees, directors and consultants under the 2013 Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

/s/ Lindquist & Vennum LLP

Lindquist & Vennum LLP